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                                                                    Exhibit 4.7


                            STOCK PURCHASE AGREEMENT

                  AGREEMENT made this 31st day of December, 1987, by and between TELEBASE SYSTEMS, INC., a Pennsylvania business corporation located a 763 West Lancaster Avenue, Bryn Mawr, Pennsylvania 19010 (the "Company"), and DILWORTH, PAXSON, KALISH & KAUFFMAN, a Pennsylvania partnership located at 2600 The Fidelity Building, 123 South Broad Street, Philadelphia, Pennsylvania 19109 ("DPKK"), or its assignees or nominees.

                                   BACKGROUND

                  DPKK has acted as the Company's independent legal counsel during the calendar year 1987, and has performed legal services for the Company in calendar year 1987. The outstanding balance owing to DPKK for such legal services as of December 23, 1987 is $100,558.10. The Company desires to satisfy $100,000.00 of its obligation to DPKK by entering into this Agreement, providing for the issuance of 80,000 shares of its Series A Preferred Stock (the "Stock") to DPKK. DPKK is willing to enter into this Agreement, providing for the issuance of the Stock to DPKK or its as assignees or nominees, as full payment of the Company's obligations owing to it as of the date hereof, on the terms and conditions contained herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, intending to be legally bound, the parties agree as follows:

                  1. Sale and Purchase. Subject to the terms and conditions contained in this Agreement, the Company shall sell to DPKK and DPKK shall purchase from the Company, at the Closing (hereinafter defined), the Stock. The purchase price for the Stock is $1.25 per share, for a total purchase price of $100,000.00 (the "Purchase Price").

                  2. Delivery of Shares; Payment of Purchase Price. The closing of the transactions contemplated hereunder (the "Closing") shall take place on January 27, 1988, at the offices of DPKK, or on such other date and at such other place as the parties agree. At the Closing, the Company shall deliver to DPKK a stock certificate or certificates, registered in the name of DPKK or its assignees or nominees, representing the Stock; and DPKK shall deliver a release of indebtedness in the full amount it of the Purchase Price.

                  3. Representations and Warranties of the Company. The Company represents and warrants to DPKK that the statements contained in Section 4 of a Note Purchase Agreement dated October 30, 1987 between the Company and Gary M. Lauder, attached hereto as Exhibit B (the "Note Purchase Agreement"), are true and correct on the date hereof, and shall be true and correct on the date of Closing. For the purposes of this Agreement, references in the Note Purchase Agreement to "this Agreement" shall mean both this Agreement and the Note Purchase Agreement. Reference to the "Lender" shall mean DPKK. Except as otherwise provided herein, all other capitalized terms in the Note Purchase Agreement shall have the meanings ascribed to them therein.

                  4. Representations and Warranties of DPKK. Except as provided in this Section 4, DPKK represents and warrants to the Company that the statements contained in Section 5 of the Note Purchase Agreement are true and correct with respect to DPKK.


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References to the "Note" contained in the Note Purchase Agreement shall mean the
Stock. Notwithstanding the foregoing, it is understood that DPKK may assign, transfer and/or sell its rights to the Stock hereunder to a partnership which may include partners and/or associates of DPKK.

                  5. Conditions Precedent to Closing. The obligation of DPKK to consummate the transactions contemplated hereunder is subject to the following conditions precedent:

                     (a) DPKK or its assignees or nominees shall have received a certificate or certificates representing the Stock, duly executed by the Company.

                     (b) All corporate and other proceedings to be taken and waivers to be obtained in connection with the transactions contemplated hereunder shall have been taken or obtained, including a waiver by Gary Lauder of any preemptive rights or other rights or claims he may have with respect to the issuance of the Stock, pursuant to the Note Purchase Agreement and related documents.

                     (c) DPKK or its assignees or nominees shall have received a certified copy of resolutions adopted by the Company authorizing the execution, delivery and performance of this Agreement, substantially in the form attached hereto as Exhibit A.

                     (d) The representations and warranties set forth in this Agreement or delivered in connection herewith shall be true and correct as of the date of Closing.

                     (e) No Event of Default contained in Section 10 of the Note Purchase Agreement shall have occurred and be continuing.

                     (f) The Company shall have performed all covenants and agreements to be performed by it, as contemplated hereby.

                  6. Agreements of Company.

                     (a) The parties incorporate by this reference the covenants made by the Company to the Lender contained in the following sections of the Note Purchase Agreement, as if such covenants had been made directly to DPKK:
Sections 7.02, 7.03, 8 and 9.

                     (b) The Company shall hold a Board of Directors' meeting on or before January 22, 1988, and shall thereat adopt a resolution authorizing an increase in the number of authorized shares of Series A Preferred Stock; and shall promptly thereafter cause to be filed with the Secretary of State of the Commonwealth of Pennsylvania, a Statement Affecting Class or Series of Stock providing for an increase in the number of authorized shares of Series A Preferred Stock from 500,000 to 580,000.

                     (c) Prior to Closing, the Company shall secure the waiver by Gary Lauder of his preemptive rights and any other rights or claims he may have with respect to the issuance of the Stock, pursuant to the Note Purchase Agreement and related documents.


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                  7. Assignment. This Agreement, including rights and
obligations con- tained herein, may be sold, transferred and/or assigned by DPKK. This Agreement, including rights and obligations contained herein, may not be sold, transferred or assigned by the Company. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

                  8. Waivers. No waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of such condition or the breach or a waiver of any other term, covenant, representation or warranty set forth in this Agreement.

                  9. Invalid Provision. The invalidity or unenforceability of any term or provision of this Agreement shall not void or impair the remaining provisions hereof which shall remain in full force and effect as if such invalid or unenforceable provision had never been contained herein.

                  10. Entirety. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representing understandings of the parties. No supplement, modification, or amendment of this Agreement shall be valid or effective unless made in writing and signed by the parties hereto.

                  11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes, and all of which taken together shall constitute one and the same instrument.

                  12. Survival. The representations and warranties of the Company contained herein or delivered in connection herewith shall survive the Closing for a period of one year after the Closing.

                  13. Indemnification. Each party shall, with respect to the representations, warranties and agreements made by such party herein, indemnify, defend and hold the other harmless against all liability, loss or damage together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representations, warranties or agreements of such party.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

                                       TELEBASE SYSTEMS, INC.


                                       By:______________________________________
                                             James E. Coane, President

                                       DILWORTH, PAXSON, KALISH
                                               & KAUFFMAN


                                       By:______________________________________




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